Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Reports First Quarter Earnings Per Share Up 23% To A Record $0.32

•	13th consecutive quarter of double digit EPS growth

•	9.6% comparable sales increase - 12th consecutive positive quarter

•	Record net sales of $651 million

Fort Myers, FL – May 16, 2012 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2012 first quarter ended April 28, 2012.

Net Income and Earnings per Share

For the first quarter, net income was $53.6 million, or $0.32 per diluted share, compared to net income of $45.9 million, or $0.26 per diluted share for last year’s first quarter, reflecting an earnings per share increase of 23%.

Net Sales

For the first quarter, net sales were $650.8 million, an increase of 21.2% compared to $537.2 million in last year’s first quarter. The increase reflects a consolidated comparable sales increase of 9.6%, an 8.0% increase in square footage and $33.7 million in sales for Boston Proper. The consolidated comparable sales increase of 9.6% for the first quarter was on top of a 7.7% increase for last year’s first quarter, and reflects increases in both average dollar sale and transaction count. The Chico’s/Soma Intimates brands’ comparable sales increased 8.8% on top of a 7.8% increase in last year’s first quarter and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 11.3% on top of a 7.4% increase in last year’s first quarter.

Gross Margin

For the first quarter, gross margin was $378.6 million, an increase of 19.2% compared to $317.7 million in last year’s first quarter. As a percentage of net sales, gross margin was 58.2%, a 90 basis point decrease from last year’s first quarter, reflecting the cycling of 2011’s four-year record gross margin rate, a more promotional environment, and the inclusion of Boston Proper’s results.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $291.7 million, an increase of 19.1% compared to $244.8 million in last year’s first quarter. As a percentage of net sales, SG&A was 44.8%, a 70 basis point improvement from last year’s first quarter, reflecting leverage on store expenses from our comparable sales increase and the inclusion of Boston Proper’s results, partially offset by higher marketing expenses and increased performance-based incentive compensation.

Tax Rate

For the first quarter, the effective tax rate was 38.0% compared to 37.3% in last year’s first quarter. The effective tax rate for last year reflected favorable state tax settlements.

Inventories

At the end of the first quarter, total inventories were $213.7 million compared to $198.5 million for the first quarter last year. Inventories in the current year include $13.6 million of inventory related to Boston Proper.

Outlook

For fiscal 2012, including Boston Proper, the Company’s planning assumptions are as follows:

•

Net sales increase at a mid to high teens percentage rate to approximately $2.5 to 2.6 billion, which includes comparable sales growth at a mid single digit rate, approximately 9% growth in store square footage and approximately $30 million in sales from the 53rd week;

•	Gross margin rate down approximately 50 basis points;

•	SG&A expense, as a percentage of net sales, down approximately 50 basis points;

•	Effective tax rate approximately 38%;

•	Inventories in-line with sales growth; and

•	Capital expenditures approximately $150 million, which include 120 to 130 gross new stores.

A conference call to review the first quarter is scheduled for today at 8:30 a.m. EDT. A live webcast of the call will be available at the Events Calendar page of the Chico’s FAS, Inc. corporate website, www.chicosfas.com.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 606 boutiques and 86 outlets throughout the U.S., publishes a monthly catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 376 boutiques and 31 outlets, publishes a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 180 boutiques and 15 outlets, publishes a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.

(Financial Tables Follow)

Chico’s FAS, Inc.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 28, 2012		April 30, 2011
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s/Soma Intimates	$425,342	65.3	$374,934	69.8
White House | Black Market	191,727	29.5	162,224	30.2
Boston Proper	33,748	5.2	—	—

Net sales	650,817	100.0	537,158	100.0

Cost of goods sold	272,221	41.8	219,495	40.9

Gross margin	378,596	58.2	317,663	59.1

Selling, general and administrative expenses:
Selling, general and administrative expenses	291,676	44.8	244,845	45.5
Acquisition and integration costs	558	0.1	—	—

Total selling, general and administrative expenses	292,234	44.9	244,845	45.5

Income from operations	86,362	13.3	72,818	13.6
Interest income, net	183	0.0	400	0.0

Income before income taxes	86,545	13.3	73,218	13.6
Income tax provision	32,900	5.1	27,300	5.1

Net income	$53,645	8.2	$45,918	8.5

Per share data:
Net income per common share–basic	$0.32		$0.26

Net income per common and common equivalent share–diluted	$0.32		$0.26

Weighted average common shares outstanding–basic	163,974		174,881

Weighted average common and common equivalent shares outstanding–diluted	164,876		176,112

Dividends declared per share	$0.105		$0.10

Chico’s FAS, Inc.

Consolidated Balance Sheets

(in thousands)

	April 28, 2012	January 28, 2012	April 30, 2011
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$147,077	$58,919	$123,409
Marketable securities, at fair value	193,446	188,934	442,815
Inventories	213,676	194,469	198,544
Prepaid expenses and other current assets	50,973	55,104	45,150

Total Current Assets	605,172	497,426	809,918

Property and Equipment, Net	564,904	550,230	507,963

Other Assets:
Goodwill	238,693	238,693	96,774
Other intangible assets	131,022	132,112	38,930
Other assets, net	6,821	6,691	7,133

Total Other Assets	376,536	377,496	142,837

	$1,546,612	$1,425,152	$1,460,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$147,925	$100,395	$129,894
Other current liabilities	164,746	137,714	140,692

Total Current Liabilities	312,671	238,109	270,586

Noncurrent Liabilities:
Deferred liabilities	128,054	125,690	127,769
Deferred taxes	49,528	52,125	—

Total Noncurrent Liabilities	177,582	177,815	127,769

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,677	1,657	1,762
Additional paid-in capital	313,756	302,612	287,853
Retained earnings	740,720	704,631	772,215
Accumulated other comprehensive income	206	328	533

Total Stockholders’ Equity	1,056,359	1,009,228	1,062,363

	$1,546,612	$1,425,152	$1,460,718

Chico’s FAS, Inc.

Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,645	$45,918

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	26,092	24,188
Deferred tax benefit	(2,014)	(1,375)
Stock-based compensation expense	5,318	3,636
Excess tax benefit from stock-based compensation	(3,136)	(762)
Deferred rent and lease credits	(4,027)	(4,330)
Loss on disposal and impairment of property and equipment	1,285	1,434
(Increase) decrease in assets —
Inventories	(19,206)	(38,730)
Prepaid expenses and other assets	3,284	3,459
Increase in liabilities —
Accounts payable	38,726	14,404
Accrued and other deferred liabilities	36,845	29,119

Total adjustments	83,167	31,043

Net cash provided by operating activities	136,812	76,961

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in marketable securities	(4,633)	91,349
Purchases of property and equipment	(40,942)	(16,208)

Net cash (used in) provided by investing activities	(45,575)	75,141

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,815	1,373
Excess tax benefit from stock-based compensation	3,136	762
Dividends paid	(8,753)	(8,835)
Repurchase of common stock	(3,277)	(36,688)

Net cash used in financing activities	(3,079)	(43,388)

Net increase in cash and cash equivalents	88,158	108,714
CASH AND CASH EQUIVALENTS, Beginning of period	58,919	14,695

CASH AND CASH EQUIVALENTS, End of period	$147,077	$123,409

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of basic earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock awards.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from securities such as stock options and performance-based restricted stock units.

The following table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Net income	$53,645	$45,918
Net income and dividends declared allocated to unvested restricted stock	(933)	(537)

Net income available to common shareholders	$52,712	$45,381

Weighted average common shares outstanding – basic	163,974	174,881
Weighted average common and common equivalent shares outstanding – diluted	164,876	176,112
Net income per common share:
Basic	$0.32	$0.26

Diluted	$0.32	$0.26

Chico’s FAS, Inc.

Boutique Count and Square Footage

As of April 28, 2012

	As of 1/28/2012	New Stores	Closures	As of 4/28/2012
Store count:

Chico’s frontline boutiques	601	3	(1)	603
Chico’s outlets	83	3	—	86
WH|BM frontline boutiques	364	9	(1)	372
WH|BM outlets	27	3	—	30
Soma frontline boutiques	164	15	(2)	177
Soma outlets	17	—	(2)	15

Total Chico’s FAS, Inc.	1,256	33	(6)	1,283

	As of 1/28/2012	New Stores	Closures	Remodels/ Relos and change in SSF	As of 4/28/2012
Net selling square footage (SSF):

Chico’s frontline boutiques	1,631,674	7,703	(2,725)	887	1,637,539
Chico’s outlets	213,475	7,189	—	—	220,664
WH|BM frontline boutiques	768,442	23,578	(2,507)	4,150	793,663
WH|BM outlets	53,263	6,512	—	—	59,775
Soma frontline boutiques	326,858	28,773	(3,809)	(5,466)	346,356
Soma outlets	32,676	—	(3,669)	50	29,057

Total Chico’s FAS, Inc.	3,026,388	73,755	(12,710)	(379)	3,087,054

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199